Exhibit 10.n




                                  EXHIBIT 10(n)



                                                               November 1, 1995


Mr. Howard E. Chase
44 Holland Brook Road
Whitehouse Station, New Jersey  08889


                  Re:      DE TOMASO INDUSTRIES, INC. ("DTI")
                           1995 NON-QUALIFIED STOCK OPTION PLAN

Dear Mr. Chase:

                  I am pleased to advise you that on November 1, 1995 DTI granted to you an option (the "Option" or "Options") to purchase up to 300,000 shares of DTI's Common Stock pursuant to the provisions of DTI's 1995 Non-Qualified Stock Option Plan (the "Non-Qual Plan"). The Option entitles you to purchase DTI's shares from DTI, at a price of $12.26 per share, being not less than the fair market value of a share of DTI Common Stock on November 1, 1995. You may exercise your Option starting on May 1, 1996, provided however that you may not purchase more than 20% of such shares prior to November 1, 1996, or more than 40% of such shares prior to November 1, 1997 (including all prior purchases hereunder) or more than 60% of such shares prior to November 1, 1998 (including all prior purchases hereunder) or more than 80% of such shares prior to November 1, 1999 (including all prior purchases hereunder). The Option expires on November 1, 2000, unless sooner terminated as provided in the Non-Qual Plan. Additional terms and conditions regarding this Option are fully set forth in the copy of the Non-Qual Plan accompanying this letter. For your convenience, we highlight the following provisions of the Non-Qual Plan.

                    (1) To exercise your Option, you should give DTI written notice of the number of shares of DTI Common Stock you wish to purchase (the minimum number of shares at any one time is 50) and include payment for such shares with your notice.

                    (2) Your Option to buy shares is non-transferrable and expires earlier than the expiration date set forth above if your employment with DTI is terminated for any reason. In the event of retirement, you may exercise your Option within three (3) months after the effective date of your retirement. In the event of death, your Option is exercisable within three (3) months thereafter, and in the event of your permanent disability, your Option is exercisable within six (6) months thereafter. In the event of termination of your employment for "cause" (as defined in the Non-Qual Plan) your Option shall immediately terminate.




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Mr. Howard E. Chase                                            November 1, 1995



                    (3) You will be required to hold the shares which you acquire under the Option unless and until the shares are registered pursuant to federal securities law or the shares can be sold pursuant to an exemption from the registration requirements of the federal securities laws. The shares which may be purchased under the Option are not presently registered under the federal securities laws.

                    (4) At the time of your acquisition of any shares of DTI's Common Stock pursuant to this Option, DTI may require that you represent to DTI in writing that you are acquiring such shares for your own account for investment, and not with a view to, or for sale in connection with, the distribution of all or a part thereof. The certificate for such shares may include any legends which DTI deems appropriate to reflect any restrictions on transfer.

                    We look forward to your continuing relationship with DTI, and continuing success in the future.

                                     Very truly yours,

                                     De TOMASO INDUSTRIES, INC.


                                     By:_______________________________________
                                            Francesco Pugno Vanoni, Chairman



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